                                                               Exhibit (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         KLLM TRANSPORT SERVICES, INC.
                                       AT
                              $8.05 NET PER SHARE
                                       BY
                     HIGH ROAD ACQUISITION SUBSIDIARY CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          HIGH ROAD ACQUISITION CORP.
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                     NEW YORK CITY TIME, ON JUNE 29, 2000,
                         UNLESS THE OFFER IS EXTENDED.


THIS OFFER IS BEING MADE PURSUANT TO A PLAN AND AGREEMENT OF MERGER (THE "MERGER AGREEMENT"), DATED MAY 25, 2000 BY AND AMONG HIGH ROAD ACQUISITION CORP. ("PARENT"), HIGH ROAD ACQUISITION SUBSIDIARY CORP. ("PURCHASER"), AND KLLM TRANSPORT SERVICES, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK") (INCLUDING THE ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK) (COLLECTIVELY, THE "SHARES"), OF THE COMPANY, THAT, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER AND PARENT WILL CONSTITUTE AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"); AND
(II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN CONDITIONS DESCRIBED IN SECTION 11 HEREIN.

                        ________________________________

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

                        ________________________________

                                   IMPORTANT

     Any stockholder who would like to tender all or any portion of their Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it (or such facsimile) and any other required documents to the Depositary, and either deliver the certificates for such Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares.

     A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot deliver the certificates for Shares and all other required documents to reach the Depositary on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                  JUNE 2, 2000

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
SUMMARY TERM SHEET...............................................................................    1

INTRODUCTION.....................................................................................    5

SPECIAL FACTORS..................................................................................    7

I.    Background of the Offer; Contacts with the Company.........................................    7
II.   Purpose of, Effects of, Alternatives to, and Reasons for the Offer and Merger;
      Plans for the Company......................................................................    9
III.  Recommendation of the Special Committee and the Board of Directors;
      Fairness of the Offer and Merger...........................................................   11
IV.   Position of Parent and Purchaser as to the Fairness of the Offer and Merger................   11
V.    Conflicts of Interest......................................................................   13
VI.   Appraisal Rights...........................................................................   13
VII.  Preferred Stock Purchase Rights............................................................   13
VIII. Federal Income Tax Consequences............................................................   15

THE TENDER OFFER.................................................................................   16

      1.  Terms of the Offer; Expiration Date....................................................   16
      2.  Acceptance for Payment and Payment for Shares; Subsequent Offering Period..............   17
      3.  Procedure for Tendering Shares.........................................................   18
      4.  Withdrawal Rights......................................................................   21
      5.  Price Range of Shares; Cash Dividends..................................................   22
      6.  Effect of the Offer on the Market for Shares; Stock Quotation;
           Margin Regulations; Exchange Act Registration.........................................   22
      7.  Information Concerning the Company.....................................................   23
      8.  Information Concerning Parent and Purchaser............................................   24
      9.  The Merger Agreement...................................................................   25
     10.  Source and Amount of Funds.............................................................   30
     11.  Conditions of the Offer................................................................   31
     12.  Legal Matters and Regulatory Approvals.................................................   32
     13.  Fees and Expenses......................................................................   33
     14.  Miscellaneous..........................................................................   33

SCHEDULE I --  INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS,
               AND CONTROLLING STOCKHOLDERS OF PARENT AND PURCHASER

SCHEDULE II --  INFORMATION CONCERNING TRANSACTIONS IN THE COMMON
                STOCK OF THE COMPANY

SCHEDULE III -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                               SUMMARY TERM SHEET

     This summary term sheet is a brief summary of the material provisions of High Road Acquisition Subsidiary Corp.'s ("Purchaser") offer to purchase all of the issued and outstanding shares of common stock of KLLM Transport Services, Inc. (the "Company") for $8.05 per share in cash, and is meant to help you understand the offer. The following are some of the questions you may have and our answers to those questions. The information in this section is only a summary, is not complete and may not contain all the information that may be
important to you.   Please read carefully the remainder of this Offer to
Purchase and the enclosed Letter of Transmittal prior to making any decision regarding your shares.

Q.   WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF THE COMPANY?

A. The person offering to purchase your shares is High Road Acquisition Subsidiary Corp., a Delaware corporation ("Purchaser"), which is a wholly-owned subsidiary of High Road Acquisition Corp., a Delaware corporation ("Parent"). Parent is owned by Bernard J. Ebbers and by two trusts of which William J. Liles is co-trustee or a beneficiary. Mr. Liles is Chairman, President and Chief Executive Officer of the Company. Parent and Purchaser have entered into a merger agreement with the Company pursuant to which Parent, through Purchaser, is offering to purchase all of the outstanding common stock of the Company, except for 689,123 shares (the "Liles Shares") owned by Mr. Liles, his wife and four trusts of which Mr. Liles is the trustee, co-trustee and/or a beneficiary (the "Liles Family"). Under an agreement between Parent and the Liles Family, Parent will own the Liles Shares upon the closing of the tender offer. Parent and Purchaser are both newly-formed Delaware corporations and have not conducted any business other than in connection with the offer and the execution of the merger agreement. See "Introduction" and Sections V and 8.

Q. WHAT ARE YOU SEEKING TO PURCHASE, HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A. We are offering to purchase all of the outstanding shares of common stock of the Company (other than the Liles Shares), at a price of $8.05 per share, net to you, in cash without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own the shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See "Introduction."

Q.   WHY ARE YOU MAKING THIS OFFER?

A. We are making this offer to enable Parent to acquire control of, and ultimately to acquire the entire equity interest in, the Company. Our offer to buy your shares is the first step in our plan to take the Company private. As soon as practicable following the closing of the tender offer, we intend to cause Purchaser to merge into the Company. After the merger, the Company would be owned exclusively by Parent. See "Introduction" and
     Section II.

Q.   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You have until 12:00 midnight, New York City time, on June 29, 2000 to tender your shares in the offer, unless the offer is extended pursuant to the merger agreement. See Section 1.

Q.   CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A. We have agreed that if we do not close the tender offer on June 29, 2000 due to a failure of a condition to the closing of the tender offer (other than the condition that the Company's board of directors shall not have withdrawn their recommendation of the tender offer), we will extend the offer until two business days after the condition is met, but no later than August 1, 2000. We will not be required to extend the offer, however, if the condition is not reasonably capable of being met by August 1, 2000.
     See Section 1.

Q.   WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

A. We will provide a subsequent offering period for at least three and up to twenty business days after expiration of the initial offering period if all of the conditions to the closing of the tender offer are met but the number of shares tendered, together with the Liles Shares, is less than 90% of the Shares outstanding. If provided, the subsequent offering period would be an additional opportunity for you to tender your shares and receive the $8.05 per share cash consideration following the expiration of the offer. However, we may not purchase any shares unless during the initial offering period there are validly tendered and not withdrawn a number of shares that, together with the Liles Shares, will constitute at least a majority of the shares outstanding on the date of our purchase, on a fully diluted basis. Therefore, we urge you to tender your shares during the initial offering period. See Sections 1 and 2.

Q.   HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A. If we extend the offer or provide a subsequent offering period, we will make a public announcement of the extension or subsequent offering period, no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Sections 1 and 2.

Q.   WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A.   The most important conditions to the offer are:

     . That stockholders validly tender and do not withdraw before the expiration of the initial offering period the number of shares that, together with the Liles Shares, will constitute at least a majority of the shares of the Company (including the associated preferred stock purchase rights) outstanding on the date of purchase on a fully diluted basis.

     . That the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has expired or terminated.

     . That there is no material adverse change to the Company prior to the expiration of the offer.

     A fuller discussion of the conditions to the closing of the offer may be found in Section 11.


Q.   DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

A. Bernard J. Ebbers has agreed to provide us with sufficient funds to purchase all shares tendered in the offer. See Section 10.


Q.   IS YOUR FINANCIAL CONDITION RELEVANT TO ANY DECISION TO TENDER IN THE
     OFFER?

A. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     . the offer is being made for all outstanding shares (other than the Liles Shares) solely for cash,

     .  the offer is not subject to any financing condition, and

     . if the offer is successfully completed, we intend to acquire all shares that are not tendered, for the same per share cash price paid in the offer, by means of a merger of Purchaser into the Company, subject to your appraisal rights. See Sections VI, 1, 10 and 11.


Q.   HOW DO I TENDER MY SHARES?

A.   If you hold your shares in your own name, you tender your shares by:

     .  completing the enclosed Letter of Transmittal, and

     . mailing your stock certificates along with the Letter of Transmittal to the Depositary in the enclosed envelope prior to the expiration of the offer.

     If your shares are held in the name of your broker, bank or other nominee, you must instruct your nominee to tender your shares on your behalf by completing the form sent to you by the nominee and returning the form to it.

     If you cannot deliver all necessary documents to the Depositary prior to the expiration of the offer, you might be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms.

     A full discussion of how you tender your shares may be found in Section 3.

Q.   IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A. Provided the conditions to the offer are satisfied, you will receive a check equal to the number of shares tendered multiplied by $8.05 as promptly as practicable following the expiration of the offer.

Q.   CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A. In general, you can withdraw your previously tendered shares at any time before the offer expires, and if we have not accepted your shares for payment by August 1, 2000, you can withdraw them at any time after this time until we accept your shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

Q.   WHAT IS THE PROCEDURE FOR WITHDRAWING TENDERED SHARES?

A. You may withdraw tendered shares by mailing or faxing your notice of withdrawal to the Depositary if your shares are held in your name or to your broker or bank if they are held in their name. In general, for the notice to be effective, the Depositary must receive your notice of withdrawal before the offer expires. See Section 4.

Q.   WHAT IS YOUR POSITION ON THE FAIRNESS OF THE OFFER?

A. We believe that our offer of $8.05 per share is fair to you based on our consideration of the factors discussed in Section IV such as the current and historical price of the shares and the fact that the price offered to you by Robert E. Low as of the time of our printing this Offer to Purchase, is lower than $8.05 per share. A full discussion of our position on the fairness of the Offer may be found in Section IV.

Q.   WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THIS OFFER?

A. We are making the offer pursuant to a merger agreement among Purchaser, Parent and the Company. The board of directors of the Company, based on the unanimous recommendation of a special committee of independent directors, has approved the merger agreement, our tender offer and the merger of Purchaser with and into the Company, and has determined that our tender offer and the merger are fair to, and in the best interest of, the Company's stockholders and recommended that the Company's stockholders accept our tender offer. Following the merger, Purchaser's separate corporate existence will cease, and the Company will continue as the surviving corporation and a direct wholly owned subsidiary of Parent. See Sections II and III.

Q. WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE COMPANY'S SHARES ARE NOT TENDERED IN THE OFFER?

A. The offer is the first step in our plan to acquire all of the Company's outstanding common stock and for the Company to become a private company. If the tender offer is closed, we intend to merge Purchaser with and into the Company. In the merger, stockholders who did not tender their shares will receive $8.05 per share in cash in exchange for their shares. See
     Section 9.

Q.   WHAT WILL HAPPEN TO THE COMPANY?

A. If the offer is closed, we intend to merge Purchaser with and into the Company. The Company will be the surviving corporation in the merger, and Parent will be the sole stockholder of the Company. As a result, the Company will not be publicly owned. See Section 6 and 9.

Q.   IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY
     SHARES?

A. Even if you do not tender your shares, if the offer is closed and Purchaser merges into the Company, all remaining stockholders of the Company at the time of the merger, other than those that properly assert appraisal rights under Delaware law, will receive $8.05 per share in cash for each share of the Company's common stock owned by them, without interest. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares (assuming that you do not wish to exercise your appraisal rights) is that you will be paid earlier if you tender your shares. See Section 9. The tender offer will not be successful, however, unless there are validly tendered and not withdrawn a number of shares that, together with the Liles Shares, will constitute at least a majority of the shares outstanding on the date of purchase, on a fully diluted basis. Therefore, we urge you to tender your shares as soon as possible.

     The merger agreement requires us to cause the merger to occur, subject to very limited exceptions, if the tender offer closes. If, however, the merger does not take place, the number of stockholders and the number of shares of the Company that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for common stock of the Company. Also, the Company may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held
     companies.   See Sections 6 and 9.

Q.   ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A. Appraisal rights are not available in the offer. However, if you choose not to tender and the offer is closed, appraisal rights will be available in the merger of Purchaser with and into the Company. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on the fair value of those shares as determined by the Delaware Court of Chancery, plus a fair value of interest as determined by the Court. The value of your shares as determined in the appraisal may be more or less than $8.05 per share. A full discussion of your appraisal rights may be found in
     Section VI.

Q.   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On December 31, 1999, the closing price per share reported on the Nasdaq National Market was $4.75. On March 29, 2000, the last full trading day prior to the first public disclosure of William J. Liles, III's communication to the Company's board of directors that he had a strong interest in acquiring the Company, the closing price per share reported on the Nasdaq National Market was $6.50. On May 25, 2000, the last full trading day prior to the first public announcement of our intention to commence the offer, the closing price per share reported on the Nasdaq National Market was $6.81. See Section 5.

Q.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

A. The receipt of cash for shares pursuant to the offer, the merger or upon exercise of appraisal rights is taxable for federal income tax purposes and may be taxable under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See
     Section VIII.

Q.   WHO CAN I CALL WITH QUESTIONS?

A. You can call our Information Agent, Georgeson Shareholder Communications Inc., at (800) 223-2064 with any questions you may have.

To the Stockholders of
  KLLM TRANSPORT SERVICES, INC.

                                  INTRODUCTION

     High Road Acquisition Subsidiary Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of High Road Acquisition Corp., a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of KLLM Transport Services, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of February 13, 1997, as amended as of May 25, 2000 (as amended, the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as successor rights agent (the Common Stock and the Rights together are referred to herein as the "Shares") at a purchase price of $8.05 per Share (the "Per Share Amount"), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY'S BOARD"), BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY (THE "SPECIAL COMMITTEE"):

     . HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW);

     . HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS; AND

     . RECOMMENDS THAT STOCKHOLDERS ACCEPT THIS OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER TO PURCHASE.

     The Company's Board has received the opinion dated May 25, 2000 of Morgan Keegan & Company, Inc. ("Morgan Keegan"), financial advisor to the Company to the effect that, as of such date and based upon and subject to certain assumptions stated therein, the $8.05 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair from a financial point of view to such stockholders. A copy of the opinion of Morgan Keegan is attached to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Morgan Keegan.

     The Offer is conditioned upon, among other things, the satisfaction of: (1) the Minimum Tender Condition and (2) the Antitrust Condition, as such terms are defined herein. The Offer is also subject to certain other conditions described in Section 11.

     Minimum Tender Condition. The Minimum Tender Condition conditions the Offer upon there being validly tendered prior to the expiration of the Offer, and not withdrawn, at least the number of Shares that, together with the 689,123 Shares (the "Liles Shares") owned by William J. Liles, III, his wife and four trusts of which Mr. Liles is a trustee, co-trustee and/or a beneficiary (the "Liles Family"), would represent a majority of all Shares outstanding on the date of purchase on a fully diluted basis (the "Minimum Number of Shares"). For purposes of the Offer (other than in the context of financial statement information), on a "fully diluted basis" means, as of any date, the number of Shares outstanding plus the number of Shares that the Company is required to issue pursuant to obligations outstanding at that date under stock options or otherwise, whether or not such rights are then exercisable. Purchaser reserves the right (subject to the applicable rules and regulations of the SEC and the Merger Agreement) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. Under the Merger Agreement, the Minimum Tender Condition cannot be waived without the Company's consent. See Sections 1 and 11.

     The Antitrust Condition. The Offer is conditioned on, among other things, the Antitrust Condition being satisfied. The Offer is subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has terminated or expired. For a more detailed description of the time periods applicable to this condition, see Section 12.

     Other Conditions.  Certain other conditions to the Offer are described in
Section 11 herein. Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. Under the Merger Agreement, the Minimum Tender Condition and the Antitrust Condition cannot be waived without the Company's consent. See Sections II, 1, 11 and 12.

     Purpose of the Offer; The Merger Agreement. The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among Parent, Purchaser and the Company dated May 25, 2000. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger and become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than Shares held by the Company in treasury, or owned by Parent or Purchaser, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) would be converted pursuant to the terms of the Merger Agreement into the right to receive an amount in cash equal to the Per Share Amount paid pursuant to the Offer, without interest. See Sections II and 9.

     Parent expects that following the acquisition the Company's organization will be kept intact and that the Company's headquarters will remain at its present location. Additionally, Parent does not currently contemplate any material change in the Company's current management, except that pursuant to the Merger Agreement, all of the Company's directors except Mr. Liles will resign, and Parent will appoint a Board of Directors of the Company comprised of three representatives of Mr. Ebbers and one representative of the Liles Family, which will be Mr. Liles. See Section II.

     In the event Purchaser obtains 90% or more of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. In the event Purchaser obtains a majority of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to Section 228 of the DGCL by the written consent of Purchaser in lieu of a stockholder meeting and without any action by any other stockholder of the Company.

     The Company represented to Parent and Purchaser in the Merger Agreement that, as of May 25, 2000, there were (1) 4,103,478 shares of Common Stock and no shares of the Company's preferred stock issued and outstanding and (2) 94,047 shares of Common Stock were subject to issuance pursuant to outstanding options to purchase securities of the Company and 9,334 shares of Common Stock were subject to issuance pursuant to subscription for shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan. Based upon the foregoing and assuming from May 25, 2000 through the expiration of the Offer, that no options were granted, no options were exercised, canceled or expired, and no Shares were issued or reacquired, there would be 4,206,859 Shares outstanding on a fully diluted basis at the expiration of the Offer. Given Parent's ownership of the 689,123 Liles Shares on the expiration of the Offer, the Minimum Number of Shares would be 1,414,307. Therefore, 1,414,307 Shares must be tendered and not withdrawn prior to the expiration of the Offer to satisfy the Minimum Tender Condition. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of the purchase.

     In connection with the Merger Agreement, the Company has amended the Rights Agreement so that the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the purchase of shares pursuant thereto, will not cause Purchaser or Parent to become an Acquiring Person, or cause a Stock Acquisition Date, Flip-in Date or Flip-over Transaction or Event to occur or the Separation Time to occur (each as defined in the Rights Agreement). Unless the context requires otherwise, all references to Shares herein shall include the Rights, and all references to the Rights shall include all benefits that may inure to the holders of Rights pursuant to the Rights Agreement.

     Tendering stockholders who have Shares registered in their own name and who tender directly to Harris Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Georgeson Shareholder Communications Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), and the Depositary incurred in connection with the Offer. See Section 13.

     Purchaser and Parent have filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (including the information required by Schedule 13E-3) (the "Schedule TO") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offer and the Merger Agreement.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

I.   BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     William J. Liles, III, the Chairman of the Board, President and Chief Executive Officer of the Company, is also a director and the President of Parent, which formed Purchaser for the sole purpose of acquiring the Company. Members of the Liles family, including Mr. Liles are, or upon the closing of the tender offer will be, stockholders of Parent. Mr. Liles' family has owned a significant portion of the Company since his father and others founded it in the 1960s. Mr. Liles has been an employee of the Company since 1974.

     After the death of his father in 1996, Mr. Liles became the beneficial owner of 626,163 Shares, as co-trustee with his sister and an indirect beneficiary of the William J. Liles, Jr. Marital Trust (the "Marital Trust"), and of 54,237 Shares owned by the William J. Liles, Jr. Family Trust (the "Family Trust"), of which Mr. Liles' mother is trustee and Mr. Liles is a beneficiary. Mr. Liles is also trustee of two trusts for the benefit of his sons, which trusts own a total of 3,590 Shares, and Mr. Liles and his wife own 5,133 Shares. The Marital Trust, Family Trust, trusts for Mr. Liles' sons, and Mr. Liles and his wife are sometimes referred to herein as the "Liles Family." The 689,123 Shares owned by the Liles Family are sometimes referred to herein as the "Liles Shares." Mr. Liles has never had any intentions of acquiring the Company until recently.

     In August 1999, the Company engaged Morgan Keegan & Company, Inc. ("Morgan Keegan") as its financial advisor to assist it in evaluating strategic alternatives, including a possible sale of the Company. Thereafter, Morgan Keegan contacted a number of potential buyers. Nine of such persons signed a confidentiality agreement and received information about the Company, but none presented a proposal to acquire the Company. Robert E. Low was contacted by Morgan Keegan, but he refused to sign the Company's confidentiality agreement, which contained a standstill provision.

     On January 5, 2000, Mr. Low filed a Schedule 13D with the Securities and Exchange Commission reporting beneficial ownership of 5.3% of the Shares, and on February 1, 2000 disclosed that he had increased his beneficial ownership to 7.1%. On February 10, Mr. Low filed an amendment to his Schedule 13D reporting that he had increased his beneficial ownership to 13.17% by purchasing 250,000 Shares for a price per Share of $6.06. Mr. Low also disclosed that he intended to pursue exploratory discussions with the Company and/or one or more principal stockholders of the Company regarding one or more of the actions or transactions described in paragraphs (a) through (j) of Item 4 of Schedule 13D, which include transactions relating to effecting a change of control.

     On February 14, 2000, Mr. Liles met with Mr. Low in Biloxi, Mississippi at which time a general discussion ensued with regard to Mr. Low's possible acquisition of the Company. Mr. Low proposed an acquisition of the Company at a price ranging from $7.00 to $7.50 per Share. Although this proposed price exceeded the current price at which the Shares were then trading, Mr. Liles stated that he would not be interested in a sale of the Company for less than its book value, which was approximately $12.43 per Share.

     On March 16, 2000, Mr. Low sent the following letter to the Company, together with his stockholder consent to remove and replace the Company's Board:

                                                                  March 15, 2000

Mr. Jack Liles
Chairman of the Board,
President and Chief Executive Officer
KLLM Transport Services, Inc.
135 Riverview Drive
Richmond, Mississippi  39218

Dear Jack:

     This letter is to express my interest in acquiring KLLM Transport Services, Inc., either directly or through New Prime, Inc., a corporation wholly-owned by me, in an all cash transaction.

     Although I have not had the opportunity to conduct any due diligence other than a preliminary review of KLLM's public documents, I think that a premium of as much as 25% over the closing price of KLLM's common stock, as quoted on the Nasdaq Stock Market on the trading day first preceding the disclosure of our interest expressed in this letter, would be feasible. Based upon Tuesday's closing price, the price per share to your stockholders would be approximately $7.60 per share.

     As you know, I have filed a Schedule 13D as a result of the level of my ownership of KLLM shares, which requires amendment upon the occurrence of any material change in the information contained therein. Consequently,

I have filed an amendment to my Schedule 13D contemporaneously with the delivery of this letter disclosing my having advised you of my interest in acquiring KLLM (either directly or indirectly) on a friendly basis and the execution by me of a consent of stockholder for the purpose of protecting certain alternatives that my be pursued by me in the future. A copy of the letter and the consent of stockholder are attached as exhibits to the amendment.

     I think that an all cash transaction will be attractive to your stockholders, who currently hold a stock which is thinly traded and historically has not paid dividends, to liquidate their investment in KLLM at a substantial premium over current share value.

     I would like to emphasize my desire to proceed with exploratory discussions with you and your management as promptly as possible, with the dual objectives of commencing a due diligence review (subject, of course, to an appropriate confidentiality agreement), and negotiating the specific terms of an all cash transaction with KLLM on a friendly basis.

     I look forward to hearing from you.

                                         Very truly yours,

                                         /s/ Robert E. Low
                                         Robert E. Low

     On March 20, 2000, Mr. Liles communicated to the Company's Board his strong interest in acquiring the Company and that he was in the process of developing such a proposal. In response to his communication, the Company's Board formed a committee of independent directors (the "Special Committee") consisting of Leland R. Speed, Walter P. Neely and David L. Metzler to consider any proposals submitted to the Company's Board to acquire the Company. Thereafter, Mr. Liles and Steven L. Dutro, the Company's Chief Financial Officer, met with Bernard J. Ebbers and one of his personal financial advisors regarding an acquisition of the Company. On April 5, 2000, Mr. Low, in preparation for commencing a consent solicitation to remove the Company's Board and replace the Company's directors with his nominees in order to be in a position to complete a cash tender offer for all of the outstanding Shares without the approval of the Company's current directors, sent a letter to the Company demanding access to, among other things, the Company's stockholder list and securities listing position. On Wednesday, April 12, 2000, Mr. Low filed his preliminary consent solicitation materials with the SEC, and commenced a tender offer to purchase all of the Shares at $7.75 per Share in cash. Thereafter, the Special Committee unanimously recommended that the Company's stockholders reject Mr. Low's offer and not tender their Shares.

     On April 19, 2000, Messrs. Liles and Ebbers submitted a proposal whereby an acquisition subsidiary of an acquisition company to be formed by them would acquire all of the outstanding Shares (other than the Liles Shares) for $8.25 per share in cash. The proposal was subject to a financing condition in that Mr. Ebbers would fund the purchase price of the Shares, subject to there being in effect a definitive agreement to refinance the Company's credit facilities containing terms consistent with the terms of a commitment letter from the Bank of America, N.A. that had been obtained by Messrs. Liles and Ebbers. The Company was required to sign the commitment letter and to pay the $150,000 commitment fee. The proposal required the Company to agree not to solicit other proposals, although the Company's Board could respond to an unsolicited proposal that it believed in good faith could result in the third party making a proposal superior to Messrs. Liles' and Ebbers' proposal. The proposal permitted the Company to accept an unsolicited superior proposal after payment in cash of an expense reimbursement fee of up to $250,000 and a termination fee of $750,000. On April 20, 2000, the Special Committee informed Mr. Liles that it had rejected his and Mr. Ebbers' proposal.

     On April 25, 2000, the Special Committee sent a letter to each of Messrs. Low and Liles informing them that the Special Committee believed that the sale of the Company was inevitable and requesting that they comply with specified bid procedures established by the Special Committee, including submitting to the Special Committee by the close of business on May 5, 2000 proposed agreements for the acquisition of the Company.

     Mr. Low and Messrs. Liles and Ebbers informed the Special Committee that
they intended to participate in the proposed auction process.   In addition, Mr.
Low agreed to withdraw his proposed consent solicitation and not to take any action on or before May 30, 2000 that would effect a change in the composition of the Company's Board. Thereafter, Mr. Low withdrew his preliminary consent solicitation materials seeking to remove the Company's Board and extended his tender offer until midnight New York City time on Tuesday May 30, 2000.

     During the week of May 1, 2000, the Special Committee afforded Mr. Low and his representatives the opportunity to conduct due a diligence investigation of the Company and its affairs and condition.

     On May 5, 2000, Mr. Low and Messrs. Liles and Ebbers submitted proposals to the Special Committee for the acquisition of the Shares. Thereafter, the Special Committee commenced negotiations with both parties. During the course of such negotiations, Mr. Low made several offers to acquire the Shares at per Share prices up to $9.25, but in each case he subsequently reduced the offered price prior to its acceptance by the Company's Board. Messrs. Liles and Ebbers also made proposals to the Special Committee to acquire the Shares at per Share prices up to $9.00, but prior to May 18, 2000, those proposals were subject to certain conditions, including a condition that the indebtedness of the Company be refinanced, and contained a requirement that the Company reimburse Messrs. Liles and Ebbers for their expenses if their proposal was not ultimately successful, which the Special Committee found unacceptable. On May 18, 2000, following a reduction by Mr. Low of his offered price to $8.75 per Share, Messrs. Liles and Ebbers submitted an offer to the Special Committee to acquire the Shares (other than the Liles Shares) at a price per Share of $8.80, which was not subject to any financing condition. The Special Committee concluded that it would recommend the Liles and Ebbers offer to the Company's Board. Shortly prior to the meeting of the Company's Board convened for the purpose of considering that offer, Messrs. Liles and Ebbers advised the Special Committee that they were withdrawing their offer. Accordingly, on May 22, 2000, the Special Committee announced that Messrs. Liles and Ebbers had withdrawn their offer to acquire the Company and that the Company would continue its efforts to maximize stockholder value, including seeking a transaction with Mr. Low that could be supported by the Company's Board. On May 23, 2000, Mr. Liles announced that he was forced to withdraw from the bidding, but that he was engaged in efforts to present another proposal to the Special Committee to acquire the Company.

     Following the withdrawal of the offer of Messrs. Liles and Ebbers, Mr. Low reduced his offer to $7.75 per share for all Shares. After further negotiations with the Special Committee, Mr. Low increased his offer to $7.80 per share, and on May 24, 2000, after considering various alternatives to a sale of the Company, the Special Committee agreed to recommend to the Company's Board the offer of Mr. Low, which was the only offer for the acquisition of the Company then outstanding.

     On May 25, 2000, prior to the acceptance by the Company's Board of the offer by Mr. Low to acquire the Company for $7.80 per Share, Messrs. Liles and Ebbers submitted a proposal to purchase all of the outstanding Shares (except the Liles Shares) at a price of $8.05 per Share in cash pursuant to the terms of a proposed merger agreement substantially in the form of the Merger Agreement described herein. This proposal by Messrs. Liles and Ebbers was not subject to any conditions or requirements that were unacceptable to the Special Committee. The proposal was unanimously recommended by the Special Committee to the Company's Board. The Company's Board, with the exception of Mr. Liles, who due to his conflict of interest did not attend the meeting, unanimously approved the proposal on May 25, 2000, authorized an amendment to the Rights Agreement to except the transaction from the operation of the plan, adopted resolutions exempting the transaction and certain related transactions from Section 203 of the DGCL, and authorized the Company to enter into the Merger Agreement.
Messrs. Liles and Ebbers then caused Parent and Purchaser to be formed.

     Immediately following the meeting of the Company's Board, representatives of Mr. Low were advised of the Board's decision and that it was anticipated that a merger agreement would be entered into between the Company and Parent later in the day of May 25, 2000. Mr. Low's representatives requested additional time to consider the matter. The Special Committee considered that request, and in light of the fact that Mr. Low had been involved in attempts to acquire the Company for a number of months, had been involved in the bidding process established by the Special Committee for approximately one month, had been given an opportunity to review the business and affairs of the Company for several weeks and had been provided with extensive documentation related to the operations of the Company and its financial condition, had made (and subsequently withdrawn) other offers to acquire the Company at prices greater than his last offer made to the Special Committee, that after being advised of the decision of the Company's Board Mr. Low had not increased his existing offer for the acquisition of the Shares, and that the Company would likely suffer damage (including loss of drivers, employees and customers) if the auction process was further extended, the Special Committee determined that it was not in the best interests of the Company or its stockholders to extend the process further. Accordingly, the Company entered into the Merger Agreement with Parent and Purchaser. As of the date hereof, Mr. Low has yet to make a firm offer superior to the one accepted by the Company's Board.

     On May 26, 2000 the Company and Parent separately announced the execution of the Merger Agreement. Also on May 26, 2000 the Company held its annual meeting of stockholders at which all of the Company's directors were reelected.

     On June 2, 2000, pursuant to the Merger Agreement, Parent and Purchaser commenced the Offer.

II. PURPOSE OF, EFFECTS OF, ALTERNATIVES TO, AND REASONS FOR THE OFFER AND MERGER; PLANS FOR THE COMPANY.

     Purpose of the Offer and Merger. The purpose of the Offer, the Merger and the Merger Agreement is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. The Merger Agreement requires Purchaser as soon as practicable upon the closing of the Offer, to effect the Merger, subject to very limited conditions. Pursuant to the Merger, each then outstanding Share (other than Shares held by the Company in treasury or owned by Parent or Purchaser, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Per Share Amount.

     Effects of the Offer and Merger. Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its future earnings and growth. Upon the closing of the Merger, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration equal to the Per Share Amount or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company. After the Merger, the Company will be exclusively owned by Parent as its wholly-owned subsidiary.

     Alternative Structures Considered. Parent did not consider any alternative means of acquiring the Company other than by the Offer and Merger.

     Reasons for the Offer and Merger. In determining whether to make the Offer and thereafter effect the Merger, the Boards of Directors of Parent and Purchaser ("Parent's and Purchaser's Boards") considered several factors, including the potential future financial performance of the Company and historical and recent trading prices for the Shares. Parent's and Purchaser's Boards also considered the following factors:

     . the inadequate and unfair price offered by Mr. Low to the stockholders of the Company for the purchase of their Shares;

     . the Company's inability to find a third party buyer other than Mr. Low;

     . the Special Committee's determination that it was inevitable that the Company would be sold;

     . the expectation of keeping the Company's organization intact and the Company's headquarters at its present location;

     . the relatively low volume of trading in the Shares and that the Offer and Merger would result in immediate, enhanced liquidity for the stockholders of the Company at a premium to recent trading prices;

     . the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to the more short-term focus that results from the quarterly filing requirements of the SEC;

     . the elimination of additional burdens on members of management who have public reporting and other duties resulting from the Company's public company status, including, for example, preparation and review of SEC documents, and responding to analyst and investor inquiries;

     . the decrease in costs associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements); and

     . the reduction in the amount of public information available to competitors about the Company's businesses that would result from the termination of the Company's obligations under the reporting requirements of the SEC.

     Plans for the Company. Following the acquisition of the Company, Parent currently intends to keep the Company's organization intact and the Company's headquarters at its present location. Additionally, Parent does not currently contemplate any material change in the Company's current management, except that pursuant to the Merger Agreement, Parent will appoint a Board of Directors of the Company comprised of three representatives of Mr. Ebbers and one representative of the Liles Family, who will be William J. Liles, III, and W. Mark Lewis will be the Company's Treasurer and James Truett Bourne, Jr. will be the Company's Secretary.

     Except as otherwise described in this Offer to Purchase, Purchaser and Parent do not have, as of the date of this Offer to Purchase, any specific plan or proposals for:

     . any extraordinary corporate transaction involving the Company, such as a merger or liquidation, after the completion of the Offer and the Merger;

     . any sale or transfer of a material amount or assets currently held by the Company after completion of the Offer or Merger;

     . any material change in the Company's dividend rate or policy, or indebtedness or capitalization;

     . any material change in the directors or management of the Company; or

     . any other material change in the Company's corporate structure or business.

III. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND MERGER.

     On May 25, 2000, the Special Committee unanimously determined that each of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby is advisable, fair, to and in the best interest of the Company and its stockholders, and unanimously determined to recommend to the Company's Board that the Board approve, accept and declare advisable the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. At a meeting held on May 25, 2000, the Company's Board unanimously determined (other than Mr. Liles who did not attend the meeting because of his position with Parent and Purchaser) (1) to accept the Special Committee's recommendation, (2) that each of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby is advisable, fair to and in the best interests of the Company and its stockholders, (3) to approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, and (4) to recommend that the Company's stockholders accept the Offer and tender their Shares.

     In reaching the conclusions described above, the Special Committee and the Company's Board considered the factors described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Because of his position with Parent and Purchaser, Mr. Liles was not a member of the Special Committee and did not, after the formation of the Special Committee, attend the portions of Board meetings at which a sale of the Company was discussed.

IV.  POSITION OF PARENT AND PURCHASER AS TO THE FAIRNESS OF THE OFFER AND
     MERGER.

     Parent has entered into an agreement to acquire the Liles Shares, which are beneficially owned by William J. Liles, III, in connection with the consummation of the Offer. In addition, William J. Liles, III is a director and the President of Parent and Purchaser as well as Chairman of the Board, President and Chief Executive Officer of the Company. Therefore, Parent and Purchaser are deemed "affiliates" of the Company for purposes of Rule 13e-3 under the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the Parent's and Purchaser's Boards considered the fairness of the Offer, the Merger and the Merger Agreement to the stockholders of the Company.

     Parent's and Purchaser's Boards reasonably believe that the Offer, the Merger and Merger Agreement are fair to the stockholders of the Company. In reaching their determination that the Offer, the Merger and Merger Agreement are fair to the stockholders of the Company, Parent's and Purchaser's Boards considered the following factors:

     . The premium reflected in the Offer price of $8.05 per Share. Parent's and Purchaser's Boards considered the current and historical trading prices of the Shares, and the price of $7.75 per Share that Mr. Low offered in his tender offer. The Offer price represents a premium of approximately 69% over the closing price on December 31, 1999, 18% over the closing price on May 25, 2000, the last full trading day prior to the first public disclosure of the Offer, and 4% over the price offered by Mr. Low.

     . The Company's inability to find a third party buyer other than Mr. Low.
       Morgan Keegan has been trying to locate a third party buyer of the Company since August 1999. Accordingly, it is unlikely that finding a third party buyer for the Company other than Mr. Low is realistic.

     . The Special Committee's determination that a sale of the Company was inevitable.

     . The purchase of the Shares by Purchaser would eliminate the exposure of the stockholders of the Company to any future decline in the price of the Shares.

     . The relative lack of liquidity for the Shares and the liquidity that would be realized by the stockholders of the Company from the all-cash Offer.

     . The Offer and Merger would shift the risk of the future financial performance of the Company from the stockholders of the Company to Purchaser, Parent and Parent's stockholders.

     . The fact that Morgan Keegan has delivered to the Company's Board its written opinion that the Offer price is fair to the Company's stockholders from a financial point of view.

     . The terms of the Offer and the Merger Agreement:

       . Parent's and Purchaser's Boards considered the terms of the Offer and the Merger Agreement, including (1) the amount of the consideration and that it will be in the form of cash, (2) the limited number of conditions to the obligations of Purchaser, and (3) the tender offer structure, which would provide an expeditious means for the stockholders of the

         Company to receive cash for their Shares, especially in light of the relatively low trading volume in Shares.

       . The Merger Agreement permits the Company to furnish non-public information with respect to the Company and participate in negotiations in response to an unsolicited proposal, if the Company's Board determines in good faith that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders.

       . The termination provisions of the Merger Agreement allow the Company to terminate the agreement upon receipt of a "Superior Proposal" after notice to Parent and payment to Parent of a reasonable termination fee. See Section 9.

     Parent's and Purchaser's Boards also believe that the Offer and Merger are procedurally fair to the stockholders of the Company in light of the following factors:

     . Upon Mr. Liles' announcement to the Company's Board that, in response to Mr. Low's proposal to acquire the Company for a purchase price of $7.60 per Share, he was pursuing a proposal to acquire the Company, the Company formed a Special Committee consisting exclusively of independent directors.

     . The Special Committee and the Company, on the one hand, and Messrs.
       Liles, Ebbers and Parent and Purchaser, on the other hand, were represented by separate legal counsel.

     . Mr. Liles was not a member of the Special Committee and, after its formation, did not attend portions of meetings of the Company's Board at which a sale of the Company was discussed.

     . Parent and Purchaser believe that the Special Committee conducted an open and fair bidding process reasonably designed to maximize stockholder value, which resulted in the Company's execution of the Merger Agreement.

     . The Offer, Merger and Merger Agreement were unanimously approved by the Special Committee and by the Company's Board (except for Mr. Liles who did not attend the meeting due to his conflict of interest).

     . Each stockholder of the Company can individually determine whether to tender Shares in the Offer.

     . The Offer provides the opportunity for the stockholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

     . The stockholders of the Company who believe that the terms of the Offer and the Merger Agreement are not fair can pursue appraisal rights in the Merger under the DGCL.

     Parent's and Purchaser's Boards did not consider the book value or the liquidation value of the Company to be a meaningful indicator of the fair value of the Shares.

     Parent's and Purchaser's Boards also considered the following factors, each of which it considered to be negative, in its deliberations concerning the fairness of the terms of the Offer and Merger:

     . Following the successful completion of the Offer and Merger, the stockholders of the Company would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

     . The $8.05 Offer price is less than the Company's book value per share at March 31, 2000, which was $12.19.

     . The Merger Agreement prohibits the Company from continuing to solicit offers to purchase the Shares.

     . The Offer and the Merger do not provide the stockholders of the Company with an opportunity to vote on the proposed transaction.

     In determining that the Offer and the Merger are fair to the stockholders of the Company, Parent's and Purchaser's Boards considered the above factors as a whole and did not assign specific or relative weights to them.

V.   CONFLICTS OF INTEREST.

     Mr. Liles beneficially owns 689,123 shares (the "Liles Shares") of the Company's common stock, which currently represents approximately 16.8% of the Company's outstanding Shares. Mr. Liles is the beneficial owner of 626,163 Shares as co-trustee and an indirect beneficiary of the William J. Liles, Jr. Marital Trust, of 54,237 Shares as a beneficiary of the William J. Liles, Jr. Family Trust of which his mother is trustee, of 3,590 Shares as trustee of two trusts for the benefit of his sons and of 5,133 shares owned by him and his wife. The Marital Trust, Family Trust, two trusts for Mr. Liles' sons, Mr. Liles and his wife are referred to in this Offer to Purchase as the "Liles Family." In connection with the closing of the Offer, the Liles Family, including Mr. Liles, will exchange the Liles Shares for shares of Parent's common stock such that thereafter the Liles Family will own a total of 35% of Parent's outstanding common stock.

     In addition, Mr. Liles is Chairman of the Board, President and Chief Executive Officer of the Company, as well as a director and the President of Parent and Purchaser. Upon the closing of the Offer, Mr. Liles will enter into an employment agreement to serve as President and Chief Executive Officer of Parent, the Company and its subsidiary for an annual salary of $250,000, for a five-year term, with automatic one-year renewals thereafter unless 60 days' prior notice is given by any party. The agreement provides for continuation of salary and benefits for the greater of the remaining contract term or one year if the agreement is not renewed by Parent, the Company or its subsidiary, or Mr. Liles is terminated without "cause" or terminates his employment for "good reason," as defined in the agreement. Mr. Liles would also receive continuation of salary and benefits for one year if he were to terminate his employment within six months after a "change of control," as defined in the agreement, occurring after the closing of the Offer, subject to offset for amounts received by Mr. Liles in subsequent employment. Under the agreement, Mr. Liles is prohibited from competing with the Company during the term of the agreement and for a period of time thereafter which may extend to up to two years after the contract term, depending upon the circumstances of the termination of his employment.

     These positions present Mr. Liles with an actual or potential conflict of interest in determining the fairness of the Offer, the Merger and the Merger Agreement to the stockholders of the Company. As a result, the Company's Board formed the Special Committee of which Mr. Liles is not a member. After formation of the Special Committee, Mr. Liles did not attend the portion of meetings of the Company's Board where a sale of the Company was discussed. In addition, Steven L. Dutro, the Company's Chief Financial Officer, assisted Messrs. Liles and Ebbers, and Parent and Purchaser, in formulating their proposal to acquire the Company. Such assistance was fully disclosed to the Special Committee.

VI.  APPRAISAL RIGHTS.

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger occurs each holder of Shares whose Shares are to be converted in the Merger and who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the requirements of DGCL Section 262, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, the Company's asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect such stockholder's right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Per Share Amount pursuant to the Merger Agreement.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this Offer to Purchase as Schedule III. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of such rights.

VII. PREFERRED STOCK PURCHASE RIGHTS.

     The following description of the Rights does not purport to be complete and is qualified in its entirety by its reference to the Rights Agreement which is filed as Exhibit 99.1 to the Company's registration statement on Form 8-A/A filed with the SEC on February 24, 1997.

     On February 13, 1997, the Company's Board declared a dividend of one Right for each outstanding share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company, at a price of $41.00 per one one-hundredth of a Preferred Shares (the "Exercise Price"), subject to adjustment.

     The Rights Agreement provides that, until the date on which certain events take place (the "Separation Time"), the Rights will be evidenced by Share certificates (and not by separate certificates) and will be transferred with and only with the Shares. The term "Separation Time" means the close of business on the earlier of (a) the tenth business day (or such earlier or later date as may be determined by the Company's Board) after the first date of public announcement by the Company (by any means) that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Shares (collectively, an "Acquiring Person") (the "Flip-in Date") or
(b) the tenth business day (or such later date as may be determined by the Company's Board) after the date on which any person (or group of affiliated or associated persons) commences a tender or exchange offer which, if consummated would result in the beneficial ownership by such person of 20% or more of such outstanding Shares. As soon as practicable following the Separation Time, separate certificate evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Shares as of the close of business on the Separation Time, and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Separation Time. After the Separation Time and prior to the Expiration Time, each Right (unless previously redeemed) will entitle the holder to purchase, for the Exercise Price, one one-hundredth of a share of the Preferred Shares having the rights described below. The Rights will expire on the Expiration Time, unless the Expiration Time is extended, or the Rights are earlier redeemed by the Company. The term "Expiration Time" is defined in the Rights Agreement and generally means February 13, 2007, unless the Rights are sooner exchanged or redeemed, or the date of consummation of a merger of the Company approved by the Company's Board prior to a Flip-in Date.

     The Exercise Price payable, the number of outstanding Rights and the number of interests in Preferred Shares issuable upon exercise of each Right, are subject to adjustment in the event of a stock split of the shares of Common Stock or a stock dividend on the Shares payable in shares of Common Stock or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Separation Time. If, prior to the Separation Time, the Company distributes securities or assets in exchange for Shares (other than regular cash dividends or a dividend paid solely in shares of Common Stock) whether by dividend, reclassification or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and otherwise as the Company's Board deems appropriate.

     Interests in Preferred Shares purchasable upon exercise of the Rights will not be redeemable and will not be convertible into any other class of capital
stock.   Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.25 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of a liquidation, the holders of the interests in Preferred Shares will be entitled to a minimum preferential liquidation payment of $4,100.00 per Preferred Share but will be entitled to an aggregate payment of 100 times the payment made per share of Common stock. Each Preferred Share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     Upon the occurrence of a Flip-in Date, Rights owned by the Acquiring Person or any affiliate or associate thereof or any transferee thereof will automatically become void and, subject to the Exchange Option summarized below, each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock, or, at the option of the Company's Board, Preferred Shares designed to have economic and voting terms similar to the shares of Common stock, in either case, having a market value of twice the Exercise Price. If any person or group acquires beneficial ownership of 20% or more of the outstanding Shares without any intent to acquire or affect control of the Company, that acquisition will not result in a Flip-in Date if such acquiror immediately enters into an irrevocable commitment to promptly divest, and thereafter promptly divests, sufficient Shares so that such 20% or greater beneficial ownership ceases. After a Flip-in Date occurs, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, if the Company's Board is controlled by the Acquiring Person, unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of Common Stock of such other person having a market value of twice the Exercise Price.

     At any time after a Flip-in Date occurs and prior to the time a person or group of persons become the beneficial owner of more than 50% of the outstanding Shares, the Company's Board may elect to exchange all of the outstanding Rights (other than Rights owned by such person or group which have become void), for shares of Common Stock at an exchange ratio (subject to adjustment) of one share of Common Stock per Right (the "Exchange Option"). Also, at its option, the Company's Board may substitute interests in Preferred Shares (or shares of a class or series of the preferred stock having equivalent rights, preferences and privileges) for shares of Common Stock exchangeable for Rights at an initial rate (subject to adjustment) of one one-hundredth interest in a Preferred Share (or equivalent preferred share) for each share of Common Stock.

     At any time prior to a Flip-in Date, the Company's Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

     The Company and the Rights Agent may amend the Rights Agreement in any respect prior to the occurrence of a Flip-in Date. Thereafter, the Company and the Rights Agent may amend the Rights Agreement in any respect which shall not materially adversely affect the interest of holders of Rights generally or to cure an ambiguity or to correct or supplement any provision which may be inconsistent with any other provision or otherwise defective.

     Until a Right is exercised, the holder thereof, as such, will have no right as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Effective May 25, 2000, the Rights Agreement was amended (the "First Amendment") to provide that neither Parent nor any of its Subsidiaries, Affiliates or Associates (as defined therein) (hereinafter, collectively, the "Acquirors") will become an Acquiring Person. Further, the First Amendment provides that none of the Acquirors will be deemed a Beneficial Owner of, or to beneficially own, any of the Common Stock of the Company solely by reason of the Merger Agreement.

     The First Amendment modified the definition of "Expiration Time" to include immediately prior to the acceptance for purchase of Common Stock by the Acquiror pursuant to the tender offer described in the Merger Agreement. The First Amendment also modified the definition of "Separation Time" so that a Separation Time shall not be deemed to have occurred prior to the termination of the Merger Agreement unless the Company's Board receives the prior written consent of the Acquiror. Further, if the tender offer described in the Merger Agreement is consummated, the Separation Time shall be deemed never to have occurred.

     The First Amendment further provides that notwithstanding anything in the Rights Agreement to the contrary, neither (a) the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any of the transactions contemplated by the Merger Agreement or (b) the public announcement or making of a tender offer by Parent or its subsidiaries, affiliates, associates or stockholders for Shares of the Company, or the acceptance for purchase or purchase of such shares, pursuant to the Merger Agreement shall cause (i) Parent or its subsidiaries, affiliates, associates or stockholders to become an Acquiring Person, (ii) a Stock Acquisition Date, Flip-in Date or Flip-over Transaction or Event to occur, or (iii) the Separation Time to occur.

VIII. FEDERAL INCOME TAX CONSEQUENCES.

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger Agreement will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The tax consequences of the receipt of cash in exchange for Shares pursuant to the Offer or the Merger Agreement may vary depending on, among other things, the particular circumstances of a stockholder. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger Agreement generally will recognize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain recognized by a non-corporate stockholder is generally subject to tax at a maximum rate of 20%. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

     A stockholder that tenders Shares pursuant to the Offer or Merger Agreement may be subject to backup withholding at a rate of 31% unless such stockholder provides a TIN and certifies under penalties of perjury that such TIN is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Withholding" under Section 3 hereof and Instruction 10 in the Letter of Transmittal.

     The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations, such as stockholders who received their Shares as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them, in their particular circumstances, of the Offer and the Merger Agreement, including the application and effect of federal, state, local, foreign or other tax laws.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 29, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the terms and conditions set forth in Section 11 (the "Offer Conditions"). Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Tender Condition and the Antitrust Condition which require the prior written consent of the Company) and to modify the terms of the Offer. Subject to the provisions of the Merger Agreement (including the provisions of the Merger Agreement described in the next paragraph) and the applicable rules and regulations of the SEC, if by the Expiration Date any or all of the Offer Conditions to the Offer have not been satisfied, Purchaser reserves the right (but shall not be obligated) to (1) terminate the Offer and return all tendered Shares to tendering stockholders,
(2) waive such unsatisfied conditions and purchase all Shares validly tendered or (3) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

     Under the terms of the Merger Agreement, Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, decrease the Per Share Amount, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer, add additional conditions to the Offer, or, subject to the rights to extend the Offer as set forth below, make any other change in the terms of the Offer which is adverse to the holder of Shares. The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule or regulation of the SEC; provided that notwithstanding anything in the foregoing clause to the contrary, the Merger Agreement provides that Purchaser may not, without the Company's prior written consent, extend the Expiration Date if the failure to meet any condition to the Offer was directly or indirectly caused by an act or omission of Parent or Purchaser. If Purchaser does not consummate the Offer on the initial Expiration Date, or any extension thereof, due to the failure of one or more of the Offer Conditions to be satisfied (other than the condition that the Company's Board shall not have withdrawn its recommendation of the Offer), Purchaser shall extend the Offer one or more times (each individual extension not to exceed twenty business days after the previously scheduled Expiration Date) until the earlier of (1) 11:59 p.m. New York City time on the 60th calendar day after the date of commencement of the Offer or (2) two business days after such time as such condition or conditions are satisfied or waived; provided, that Purchaser shall not be obligated to extend the Offer pursuant to the preceding clause if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the 60th calendar day after the date of commencement of the Offer.

     Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions shall have been satisfied, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (2) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that no person making a tender offer shall fail to pay the consideration offered or return any securities deposited by or on behalf of tendering security holders promptly after the termination or withdrawal of a tender offer. Purchaser reserves the right to acquire Shares, after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the applicable offer price to be paid per Share in the Offer and could be for cash or other consideration.

     Any extension, delay, termination, or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Exchange Act, no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(d)(1) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of each change), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period from the day that notice of the change is first published, sent or given to stockholders is required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES; SUBSEQUENT OFFERING PERIOD.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (1) the Expiration Date and
(2) subject to compliance with the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 11. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's discretion, which determinations will be final and binding.

     In addition, subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 12.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for Shares, or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depository's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (3) any other required documents.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which was the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4.

     The Merger Agreement requires Purchaser to provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act if all of the Offer Conditions are satisfied or waived but the number of Shares tendered and not withdrawn, together with the Liles Shares, is less than 90% of the then outstanding Shares. Rule 14d-11 under the Exchange Act provides that a bidder may, subject to certain conditions, elect to provide a subsequent offering period ("Subsequent Offering Period") of three business days to 20 business days so long as, among other things, (1) the Offer remains open for a minimum of 20 business days and has expired, (2) the Offer is for all outstanding Shares, (3) the bidder accepts and promptly pays for all Shares tendered during the Offer,
(4) the bidder announces the results of the Offer, including the approximate number and percentage of Shares deposited no later than 9:00 a.m., New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) the bidder immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period, and (6) the bidder pays the Per Share Amount for all Shares tendered in the Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer but would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered in the Offer.

     If any tendered Shares are not accepted for payment for any reason or if certificates are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more corporations directly or indirectly owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates (and, if separated, certificates for the Rights), evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     Pursuant to the Rights Agreement, until a Separation Time occurs, the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Accordingly, stockholders who sell their Rights separately from their Common Stock and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Unless separate certificates representing the Rights are issued, a tender of Shares will also constitute a tender of the associated Rights. Pursuant to the First Amendment, no Separation Time will occur by reason of (a) the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Merger Agreement or (b) the public announcement or making of the Offer by Parent and Purchaser, or the acceptance for purchase or purchase of Shares, pursuant to the Merger Agreement.

     If a Separation Time occurs prior to the time a holder's Shares are tendered pursuant to the Offer, upon request the Rights Agent will send to each record holder of Shares as of the close of business at the Separation Time a certificate evidencing one Right for each share of Common Stock held. Pursuant to the Offer, no separate payment will be made by Purchaser for the Rights. If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Separation Time occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, Purchaser will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to delivery Rights pursuant to such guaranteed delivery procedures. Any determination by Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of Purchaser.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with guaranteed delivery procedures described below. If the Separation Time occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by a particular Book-Entry Transfer Facility, the Depositary will also make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available and the Separation Time occurs, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate certificates for Rights have been issued, a tendering stockholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of the certificates for Rights to the Depositary or pursuant to the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares or Rights not accepted for payment or not tendered are to be returned, to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares (or Rights, if applicable) pursuant to the Offer and such stockholder's certificates for Shares (or Rights, if applicable) are not immediately available, or such stockholder cannot deliver the certificates for Shares (or Rights, if applicable) and all other required documents to reach the

Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares (and/or Rights, if applicable) may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares (or a Book-Entry Confirmation), in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within (a) in the case of Shares, three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three Nasdaq Stock Market trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "Nasdaq Stock Market trading day" is any day on which the Nasdaq Stock Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares and Rights tendered within the meaning of, and that the tender of the Shares and Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for Shares (or of Book-Entry Confirmation with respect to) such Shares and, if the Separation Time occurs, certificates for (or of Book-Entry Confirmation with respect to) the Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are received into the Depositary's account at a Book-Entry Transfer Facility.

     Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     A tender of Shares made pursuant to any one of the procedures set forth above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer.

     Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash made pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4.   WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may be withdrawn at any time after August 1, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law or by the Merger Agreement.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares (or Rights, if applicable) to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.   PRICE RANGE OF SHARES; CASH DIVIDENDS.

     The Shares are listed and traded on the Nasdaq National Market under the symbol "KLLM." The following table sets forth, for the fiscal periods indicated, high and low sales prices for the Common Stock on the Nasdaq National Market as reported in the Company's Annual Report for the fiscal year ended December 31, 1999 filed on a Form 10-K with the SEC on March 30, 2000 (the "Company Form 10-K") with respect to periods occurring in fiscal years 1998 and 1999 and as reported thereafter by published financial sources, with respect to periods occurring in fiscal year 2000.

                                                SALES PRICE
                                             -----------------
                                              HIGH       LOW
                                             -------   -------
Fiscal Year
-----------
Fiscal 1998:
  First Quarter                               $13.75    $11.00
  Second Quarter                              $14.13    $11.50
  Third Quarter                               $13.00    $ 8.00
  Fourth Quarter                              $ 9.00    $ 7.00
Fiscal 1999:
  First Quarter                               $ 7.63    $ 6.00
  Second Quarter                              $ 7.00    $ 5.38
  Third Quarter                               $ 6.13    $ 4.00
  Fourth Quarter                              $ 7.50    $ 4.25
Fiscal 2000:
  First Quarter                               $ 7.25    $ 4.69
  Second Quarter (through May 31, 2000)       $ 8.75    $ 6.00

     The Rights trade together with the Common Stock. On December 31, 1999, the closing price per share reported on the Nasdaq National Market was $4.75. On May 25, the last full trading day prior to the first public announcement of Purchaser's intention to commence the Offer, the closing price per Share reported on the Nasdaq National Market was $6.81. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

     The Company has never paid any cash dividends on its Common Stock. The Company's bank facilities restrict its ability to pay dividends without the banks' consent to $3 million plus 50% of cumulative consolidated net income after taking into account net losses beginning January 2, 1994.

6. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

     Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.
Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Per Share Amount being offered in this Offer.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. In addition, after the closing of the Offer, Purchaser may cause the Shares to be delisted. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the Nasdaq National Market, or if Purchaser causes the Shares to be delisted, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly-held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they might nevertheless continue to be included in the Nasdaq's SmallCap Market unless, among other things, the public float is less than 500,000 Shares or there are fewer than 300 stockholders (round lot holders) in total, or the market value of the public float is less than $1 million.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding stock quotations, the Shares may no longer constitute "margin securities" for the purposes of the Federal

Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for trading on the Nasdaq National Market.

7.   INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

     After inquiry, Parent has been informed that all directors and executive officers of the Company other than Mr. Liles currently intend to tender their Shares to Purchaser pursuant to the Offer. The Liles Shares will be exchanged for an equity interest in Parent. See Section V.

     The Company is a Delaware corporation with its principal executive offices located at 135 Riverview Drive, Richland, Mississippi 39218, and its telephone number is (601) 939-2545. The Company (through its only subsidiary, KLLM, Inc.) is an irregular-route common carrier that specializes in providing high-quality transportation service in North America. The Company primarily serves the continental United States, Canada and Mexico.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. In addition, the Company is required to file within 10 business days of the commencement of this Offer, and to distribute to the Company's stockholders, the Company's position with respect to the Offer. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's World Wide Web site at http://www.sec.gov. Such materials should also be available for inspection at the office of the Nasdaq Stock Market, Inc., 8513 Key West Avenue, Rockville, Maryland 20850.

     Financial Information. Set forth below is summary consolidated financial information for each of the Company's last two fiscal years and its most recent interim period as contained in the Company's most recent Form 10-K and Form 10-Q. The following information is qualified in its entirety by reference to such reports and all of the financial information, notes, and other information contained therein. Copies of such reports may be examined at or obtained from the SEC in the manner set forth above.

                         KLLM TRANSPORT SERVICES, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (In thousands, except per share and other data)

                                                                                                        THIRTEEN
                                                                           YEAR ENDED                 WEEKS ENDED
                                                            --------------------------------------    -----------
                                                             DECEMBER 31,   JANUARY 1,    MARCH 31,     APRIL 2,
                                                               1999            1999         2000           1999
                                                             ------------   ---------     --------       --------
STATEMENTS OF OPERATIONS DATA:
Operating revenue                                              $234,595      $228,988     $ 57,593       $ 55,331
Operating expenses                                              232,125       223,346       58,326         54,911
Operating income (loss)                                           2,470         5,642         (733)           420
Interest and other income                                            58           945          (51)            (8)
Interest expense                                                 (3,403)       (3,551)         943            803
                                                               --------      --------     --------       --------
Earnings (loss) from continuing operations before
 income taxes                                                      (875)        3,036       (1,625)          (375)
Income tax expense (benefit)                                       (330)        1,200         (625)          (150)
                                                               --------      --------     --------       --------
Net earnings (loss) from continuing operations before
 extraordinary item                                                (545)        1,836       (1,000)          (225)
Extraordinary item, net of income tax benefit                      (247)           --           --             --
Net earnings (loss)                                            $   (792)     $  1,836     $ (1,000)      $   (225)
                                                               ========      ========     ========       ========
Basic and diluted earnings (loss) per share:
     From continuing operations                                $  (0.13)     $   0.42     $  (0.24)      $  (0.05)
     From extraordinary item                                      (0.06)           --           --
Net earnings (loss) per common share                           $  (0.19)     $   0.42     $   0.24       $   0.05
                                                               ========      ========     ========       ========
BALANCE SHEET DATA (AT YEAR-END):
     Current assets                                            $ 40,101      $ 35,150     $ 36,722       $ 37,058
     Net property and equipment                                  99,046        98,212      104,564         98,320
     Total assets                                               139,147       133,362      141,286        135,400
     Current liabilities                                         26,897        29,643       32,024         28,851
     Total liabilities                                           88,180        80,694       91,307         83,902
     Long-term debt, less current maturities                     48,000        36,571       46,000         40,571
     Stockholders' equity                                        50,967        52,668       49,979         51,498
OTHER DATA:
        Ratio of earnings to fixed charges                        0.83x         1.62x      (0.22)x          0.70x
             Dollar amount of deficiency                            875            --        1,625            375
        Book value per share (as of March 31, 2000)                                       $  12.19


8.   INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent is a newly formed Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer and execution of the Merger Agreement. The principal executive offices of Parent are located at 135 Riverview Drive, Jackson, Mississippi 39218, and its telephone number is (601) 939-2545. Parent is the sole shareholder of Purchaser.

     Purchaser is a newly formed Delaware corporation organized at the direction
of Parent in connection with the Offer.   Purchaser to date has engaged in no
activities other than those incident to its formation and the commencement of the Offer and execution of the Merger Agreement. Purchaser is a wholly-owned subsidiary of Parent. The address of Purchaser is the same as the address of Parent.

     The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and Purchaser and the controlling stockholders of Parent are set forth in Schedule I to this Offer.

     During the last five years, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Other Information. Except as set forth in this Offer to Purchase, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire, directly or indirectly, any equity securities of the Company. Except as set forth in this Offer to Purchase, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

9.   THE MERGER AGREEMENT.

     The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the copy thereof filed as an exhibit to Parent and Purchaser's Tender Offer Statement on Schedule TO filed with the SEC.

      The Offer. The Merger Agreement provides that no later than five business days after the date of the Merger Agreement, Purchaser will commence the Offer. The Merger Agreement further provides that Purchaser will accept for payment and pay for all such Shares validly tendered pursuant to the Offer, and not withdrawn, as soon as practicable after expiration of the Offer; provided that the Merger Agreement shall not have terminated and that all of the conditions to the Offer set forth in the Merger Agreement have been satisfied or waived. The parties to the Merger Agreement have also agreed in the Merger Agreement that the obligations of Parent and Purchaser to consummate the Offer, and to accept for payment and pay for Shares tendered pursuant to the Offer, will be subject only to the conditions referred to in Section 11 hereof. Under the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Tender Condition or the Antitrust Condition); provided, that, unless previously approved in writing by the Company's Board, Purchaser will not (1) decrease the Per Share Amount, (2) decrease the number of Shares being sought in the Offer, (3) change the form of consideration payable in the Offer, (4) modify in any manner adverse to the holders of Shares or add to conditions to the Offer, or (5) subject to the rights to extend the Offer as described below, make any other change in the terms of the Offer which is adverse to the holders of Shares. Under the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule or regulation of the SEC; provided that notwithstanding anything in the foregoing clause to the contrary, Purchaser may not, without the Company's prior written consent, extend the Expiration Date if the failure to meet any condition was directly or indirectly caused by an act or omission of Parent or Purchaser. If Purchaser does not consummate the Offer on the initial Expiration Date, or any extension thereof, due to the failure of one or more conditions described in Section 11 hereof to be satisfied (except the condition that the Company's Board shall not have withdrawn its recommendation of the Offer), Parent will cause Purchaser to, and Purchaser will, extend the Offer one or more times (each individual extension not to exceed twenty business days after the previously scheduled Expiration Date) until the earlier of (1) 11:59 p.m. New York City time on the 60th calendar day after the date of commencement of the Offer or (2) two business days after such time as such condition or conditions are satisfied or waived; provided that Purchaser will not be obligated to extend the Offer pursuant to the foregoing clause if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the 60th calendar day after the date of commencement of the Offer. The Merger Agreement provides that Parent will make available to Purchaser on a timely basis the funds necessary to accept for payment and pay for Shares pursuant to this Offer.

     Subsequent Offering Period. The Merger Agreement requires that Purchaser provide a "Subsequent Offering Period" as such term is defined in and in accordance with Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty business days (for all such extensions) and immediately accept and promptly pay for all Shares tendered prior to the date of such extension if, upon the Expiration Date, all of the conditions to the Offer are satisfied or waived but the number of Shares validly accepted for tender and not withdrawn together with the Liles Shares is less than ninety percent (90%) of the then outstanding number of Shares. See Section 2.

     Company Board Representation. The Merger Agreement provides that, promptly upon acceptance for payment by Purchaser of Shares tendered pursuant to the Offer sufficient to satisfy the Minimum Tender Condition, all of the Company's directors except Mr. Liles shall deliver to Purchaser their resignations, effective upon delivery, and such directors shall be replaced by directors designated by Purchaser. The Company's obligations to appoint Purchaser's designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Merger Agreement provides that a termination of or amendment to an extension or waiver pursuant to the Merger Agreement, in order to be effective, requires (1) in the case of Parent or Purchaser, action by its board of directors or the duly authorized designee of its board of directors and (2) in the case of the Company, (a) if prior to the replacement of the Company's Board, action by the Company's Board or the duly authorized designee of the Company's Board, and (b) after such replacement of the Company's Board, by a majority of the Approving Directors. The "Approving Directors" shall be Leland Speed, David Metzler and Walter Neely.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Purchaser will be merged with and into the Company, in accordance with Section 251 or 253 of the Delaware General Corporation Law (the "DGCL"), as soon as practical following the consummation of the Offer. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue under the laws of the State of Delaware as the Surviving Corporation. The name of the Surviving Corporation will be "KLLM Transport Services, Inc."

     The Merger Agreement provides that upon consummation of the Merger the certificates of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed as provided therein and in accordance with applicable law, and that the by-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and as provided by law. The Merger Agreement further provides that upon consummation of the Merger the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation in each case, until their successors are duly elected and qualified, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, to hold office until the earlier of their resignations or removal or until their respective successors are duly appointed and qualified, as the case may be.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or held in the Company's treasury and Appraisal Shares (as defined below)), will be converted into the right to receive in cash an amount per Share equal to the Per Share Amount offered pursuant to the Offer (the "Merger Consideration"), without interest, upon surrender of the certificates formerly representing such Share in the manner described in the Merger Agreement. Each Share owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent or held in treasury by the Company, immediately prior to the Effective Time, will be canceled and extinguished, and no payment will be made with respect to such Shares. Each share of common stock of Purchaser will be converted into one share of common stock of the Surviving Corporation. As used herein: "Appraisal Shares" means Shares outstanding immediately prior to the Effective Time held by a holder who demanded and perfected the right, if any, for appraisal of those Shares in accordance with Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal.

     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has demanded and perfected the right for appraisal of such Shares in accordance with Section 262 of the DGCL will not be converted into or represent the right to receive the Merger Consideration, but will only be entitled to such rights as are granted by the DGCL; provided however, that if such holder shall effectively lose (through failure to perfect or otherwise) the right to appraisal under the DGCL, then each Share of such holder will thereupon be deemed to have been converted into and to represent, as of the Effective Time, only the right to receive the Merger Consideration, without any interest thereon, as described above.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions (any of which may be waived in writing by Parent and the Company):
(1) no party or any of its subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (a) prevents the consummation of the Merger or (b) would impose any material limitation on the ability of Parent effectively to exercise full right of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of the Company, (2) no statute, rule or regulation shall have been enacted by any governmental or regulatory authority that makes the consummation of the Merger illegal, and all governmental consents, orders and approvals legally required for the consummation of the Merger shall have been obtained and be in effect other than those governmental consents, orders and approvals which if not obtained or in effect would not have, individually or in the aggregate, a material adverse effect on the Company, (3) the holders of the Common Stock shall have approved the adoption of the Merger Agreement and the Merger under applicable law, if required under applicable law, and (4) Purchaser shall have purchased all Shares validly tendered pursuant to the Offer, provided, however, that neither Parent nor Purchaser may invoke this Condition if Subsidiary shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement or the Offer.

     Stock Plans. In the Merger Agreement, the Company represented that it had options to purchase 94,097 Shares outstanding, and that none of the options would be in-the-money as a result of the Offer or the Merger. The Company also represented that 9,334 additional shares were subject to issuance pursuant to subscriptions for Shares pursuant to the Company's Employee Stock Purchase Plan. The Company has agreed that it will, as soon as practical following the closing of the Offer, (1) effect the cancellation of all options to purchase securities of the Company in accordance with the relevant provisions of the plan pursuant to which they were granted, and (2) tender to each person who has subscribed for Shares under the Employee Stock Purchase Plan in exchange for canceling such subscription a cash payment equal to the product of (x) the number of Shares subscribed for in the applicable Subscription Agreement and (y) the excess of the Merger Consideration over $7.50, in addition to returning all amounts previously deducted from their payroll to be used towards the purchase price of such Shares, with interest at the rate of 5.25% per annum. The Company also agreed not to issue any additional shares under its Non-Employee Director Stock Compensation Plan, effective as of March 31, 2000; director fees after that time will be paid in cash.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization and qualifications, capitalization, subsidiaries, its power and authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, absence of conflicts with governing instruments or other agreements, governmental approvals and consents, filings with the Commission, legal proceedings, absence of certain changes or events, employment matters, compliance with laws, licenses and regulatory approvals, the vote required to approve the Merger Agreement, the opinion of the Company's financial advisor, brokers' or finders' fees, the Rights Agreement and the veracity of information supplied by the Company.

     In addition, the Merger Agreement contains representations and warranties of Parent and Purchaser concerning their organization and qualifications, power and authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, absence of conflicts with governing instruments or other agreements, capitalization of Purchaser, financing, and the veracity of the information supplied by Parent and Purchaser.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed and has agreed to cause its subsidiary to use reasonable commercial efforts to preserve their business organization intact, keep available to Parent and the Surviving Corporation the services of the present employees of the Company and its subsidiary, and to preserve for Parent and the Surviving Corporation the goodwill of the Company's suppliers, customers and others having business relations with the Company and its subsidiary.

     In addition, the Company and its subsidiary have agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement and the disclosure schedule to the Merger Agreement, each will not without first obtaining the written consent of Parent take specified actions, including (1) make capital expenditures over a specified amount, (2) amend its certificate of incorporation or bylaws or effect any changes to its corporate structure or capital stock, (3) other than in the ordinary course of its business consistent with past practices sell its assets or properties or discharge or satisfy its liabilities, (4) enter into or amend any employment contracts or grant or amend any employee benefits, (5) guarantee obligations, except in the ordinary course of business consistent with prior practices, (6) enter into any option to purchase, or purchase agreement for, or buy, any real property, or enter into any new leases or renewals of existing leases on real property, or (7) enter into any contract, agreement, or arrangement with respect to, or resolve to do, any of the foregoing.

     No Solicitation; Takeover Proposal. The Merger Agreement provides that the Company will not, nor will it permit its subsidiary to, nor shall it authorize or knowingly permit any director, officer, or employee of, or any investment banker, attorney or other advisor or representative of, the Company or its subsidiary to, directly or indirectly (1) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), or (2) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, if the Company receives a proposal, offer or indication of interest that was not solicited by the Company and the Company's Board determines in good faith that failure to take the action described in the preceding sentence would constitute a breach of its fiduciary duties to the Company's stockholders, then the Company, in response to a Takeover Proposal, may (1) furnish non-public information concerning the Company to the person making such a proposal or offer and (2) participate in discussions or negotiations with such person regarding such proposal or offer.

     Unless the Company's Board or any committee thereof determines in good faith, after consultation with and upon the advice of outside counsel that the failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders, neither the Company's Board nor any committee thereof, as the case may be, shall (1) withdraw or modify, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer or the Merger, (2) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement, or (3) approve or recommend, or propose to approve or recommend, any Takeover Proposal that is not a Superior Proposal (as defined below). Notwithstanding the foregoing, if the Company has received a Superior Proposal, the Company's Board may terminate this Agreement, but only at a time that is more than 48 hours following Parent's receipt from the Company of written notice advising Parent that the Company's Board is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal.

     As used herein: "Takeover Proposal" means any proposal (as such proposal may be amended, modified, or supplemented from time to time) with respect to a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or its subsidiary, any proposal or offer for the issuance by the Company or its subsidiary of a material amount of its equity securities or any proposal or offer to acquire in any manner, directly or indirectly, a material interest in any voting securities of, or a substantial portion of the assets of, the Company or its subsidiary, other than the Offer and Merger or any similar transaction with Parent or its affiliates; and "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company, and the Company's Board determines in its good faith judgment (after consulting with its financial advisor) that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and would, if consummated result in a more favorable transaction than the Merger Agreement, taking into account, to the extent relevant, the long-term prospects and interests of the Company and its stockholders.

     Stockholders Meeting. The Merger Agreement provides that, if necessary to consummate the Merger, the Company will take all steps necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a special meeting of its stockholders promptly after closing of the Offer to consider and vote upon the approval of the Merger and adoption of the Merger Agreement. Subject to their fiduciary duties under applicable law, Company's Board will recommend that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement at any such meeting. At the meeting, Parent and Purchaser will vote all Shares owned by them in favor of the Merger.

     Proxy/Information Statement. The Merger Agreement provides that promptly after the closing of the Offer, the Company will prepare and file with the Commission, if required by federal securities laws, a preliminary form of the proxy or information statement (the "Proxy/Information Statement") to be mailed to the stockholders of the Company in connection with the meeting of stockholders to consider and vote upon the Merger. The Company will cause the Proxy/Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. As promptly as practicable after the Proxy/Information Statement has been cleared by the SEC, the Company will mail it to the stockholders of the Company.

     Cooperation. The Company, Parent and Purchaser have agreed (1) to cooperate with one another and use their respective commercially reasonable efforts to cause the conditions to the Offer described in Section 11 hereof and conditions to the Merger to be met as soon as reasonably practicable, and (2) that the Company will give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors directly relating to any of the transactions contemplated by the Merger Agreement until the purchase of Shares pursuant to the Offer, and thereafter will give Parent the opportunity to direct the defense of such litigation. Parent and the Company have also agreed to make promptly their respective filings under the HSR Act and to use their reasonable good faith efforts to obtain promptly all other approvals and consents from third parties and governmental authorities necessary to consummate the Offer and the Merger. Parent and the Company also agreed to consult each other prior ro making any public statement with respect to the Merger Agreement.

     Inspection; Confidentiality; Notification. Pursuant to the Merger Agreement, between the date thereof and the Effective Time, the Company and Parent will each give to the other party and its counsel, accountants and other representatives full access to all the properties, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. The parties also agreed to keep confidential the confidential information disclosed to them in connection with the Merger Agreement.

     The Merger Agreement provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of any changes, additions or events which would cause any material change or addition to its representations.

     Refinancing. Parent and Purchaser have agreed to use their best efforts to obtain the refinancing for the Company's existing line of credit facility, at or prior to closing the Offer, pursuant to the Commitment Letter dated May 25, 2000 (the "Commitment Letter") from the Bank of America, N.A. and to pay all related fees and expenses at or prior to the closing of the Offer.

     Other Actions. The Company, Parent and Purchaser have agreed in the Merger Agreement not to knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of such party's representations and warranties in the Merger Agreement becoming untrue or in any of the conditions to the Offer and the Merger not being satisfied, or (unless such action is required by applicable law or permitted by the Merger Agreement) which would materially adversely affect the ability of the Company or Parent or their subsidiaries to obtain any consents or approvals required for the consummation of the Offer and the Merger without imposition of a condition or restriction which would have a material adverse effect on Parent or the Surviving Corporation or which would otherwise materially impair the ability of the Company or Parent to consummate the Offer and the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation.

     Director and Officer Indemnification. The Merger Agreement provides that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of the Company as provided in its certificate of incorporation or bylaws, in each case as in effect as of the date of the Merger Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms without amendment thereto for a period of three years commencing as of the Effective Time.

     The Merger Agreement further provides that for three years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the policies of directors' and officers' liability insurance maintained by the Company as of the date thereof (or policies providing at least the same coverage amounts and containing terms that are no less advantageous in any material respect to the insured parties) with respect to claims arising from facts or events that occurred or are alleged to have occurred at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend annual premiums in excess of 150% of the annual premiums currently paid by the Company for such insurance, and, provided further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Merger Agreement further provides that Parent shall use its best efforts to cause any person or entity that purchases all or substantially all of the assets of the Company within three years after the Effective Time to become bound by these insurance covenants.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after receipt of approval by the stockholders of the Company:

     (a) by mutual written consent of the Company, Purchaser and Parent;

     (b) by either Parent or the Company: (1) if (A) the Offer is terminated or expires in accordance with its terms, including any required extensions thereto as set forth in the Merger Agreement or applicable law, without the purchase of any Shares pursuant thereto or (B) Purchaser shall not have accepted for payment any Shares pursuant to the Offer by 60 calendar days after the consummation of the Offer; provided, however, that neither party shall be entitled to terminate for such reason if the cause thereof is a material breach by such party of any of its obligations under the Merger Agreement; (2) if any governmental or regulatory authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (3) if, upon a vote at a duly held meeting to obtain the approval of the Company's stockholders, the approval of the Company stockholders is not obtained;

     (c) by Parent and Purchaser, if the Company breaches or fails to perform any of its representations, warrants or covenants contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the Offer described in Section 11 or a condition to the Merger, and (2) cannot be or has not been cured after the giving of written notice to the Company of such breach and in any event prior to the expiration date of the Offer (provided that Parent and Purchaser are not then in material breach of any representation, warranty or covenant contained the Merger Agreement);

     (d) by Parent and Purchaser, if prior to the closing of the Offer: (1) the Company's Board or any committee thereof withdraws or modifies in a manner adverse to Parent and Purchaser its approval or recommendation of the Offer or the Merger Agreement, or fails to recommend to the Company's stockholders that they give approval to the Merger and the Merger Agreement; (2) the Company or any of its officers, directors, employees or any other representative or agent takes any action to violate the nonsolicitation and Takeover Proposal provisions of the Merger

Agreement; or (3) the Company amends the Rights Agreement in a manner adverse to Parent or Purchaser, redeems the Rights or takes any action with respect to, or makes any determination under, the Rights Agreement adverse to Parent or Purchaser without Parent's prior written consent, which consent Parent shall be under no obligation to grant;

     (e) by the Company, if Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the Offer described in Section 11 or a condition to the Merger, and (2) cannot be or has not been cured after the giving of written notice to Parent of such breach and in any event prior to the expiration date of the Offer (provided that the Company is not then in material breach of any representation, warranty or covenant in the Merger Agreement);

     (f) by the Company prior to the purchase of Shares by Purchaser pursuant to the Offer, in order to enter into a Superior Proposal permitted by the Merger Agreement; provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein and shall have immediately prior to such termination paid to Parent the fees then due to Parent from the Company as discussed below.

     The Merger Agreement provides that:

     (a) All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in paragraphs (b) and (c) below.

     (b)  The Company shall pay Parent $844,500 if:

          (1) Parent and Purchaser terminate this Agreement pursuant to paragraph (d) above; or

          (2) The Company's Board or any committee thereof withdraws or modifies in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger and the Merger Agreement or fails to recommend to the Company's stockholders that they accept the Offer and thereafter the Merger Agreement is terminated for any reason other than a knowing and intentional material breach by Parent or Purchaser of the Merger Agreement; or

          (3) The Company amends the Rights Agreement in a manner adverse to Parent or Purchaser, redeems the Rights or takes any action with respect to, or makes any determination under, the Rights Agreement adverse to Parent or Purchaser without Parent's prior written consent, which consent Parent shall be under no obligation to grant, and thereafter the Merger Agreement is terminated for any reason other than a knowing and intentional material breach by Parent or Purchaser of the Merger Agreement; or

          (4)  The Company terminates the Merger Agreement pursuant to paragraph
     (f) above (relating to a Superior Proposal); or

          (5) any person makes a Takeover Proposal after execution of the Merger Agreement and prior to the closing of the Offer (including a revised Takeover Proposal by Mr. Low or his affiliates or associates or related persons), the Merger Agreement is thereafter terminated for any reason other than a knowing and intentional material breach by Parent or Purchaser of the Merger Agreement, and within 12 months after the Merger Agreement is terminated, the Company enters into a definitive agreement to consummate, or consummates, a Takeover Proposal.

     (c) The Company shall pay all reasonable legal fees and expenses that Parent and Purchaser may incur as a result of any contest by the Company or others of the validity or enforceability of or any liability under the termination fee provisions of the Merger Agreement, or any suit by Parent to enforce the termination fee provisions of the Merger Agreement, unless it be determined by a court of competent jurisdiction that no amounts are due to Parent thereunder.

     The Merger Agreement provides that in the event of a termination by either the Company or Parent and Purchaser pursuant to the terms of the Merger Agreement, the Merger Agreement will then become void and have no further effect, without liability or obligation on that part of any party, subject to certain exceptions.

10.  SOURCE AND AMOUNT OF FUNDS.

     Purchaser and Parent estimate that the total amount of funds required to purchase all of the Shares (other than the Liles Shares) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $28.5 million. Purchaser will obtain the funds to purchase the Shares in the Offer and the Merger from Bernard J. Ebbers. There is no financing condition.

     Approximately $21.5 million of the funds provided by Mr. Ebbers to Parent will be provided in exchange for an unsecured subordinated note with a two-year term, bearing interest at a variable rate equal to the rate of interest that Mr. Ebbers is charged from time to time for margin loans fully collateralized by Worldcom, Inc. common stock by his principal bank (the "Subordinated Note"). In connection with the closing of the Offer, Parent and Purchaser intend to enter into, and to cause the Company and its subsidiary to enter into, a loan agreement with the Bank of America, N.A. in order to refinance the Company's current credit facilities and increase the borrowing capacity thereunder.
Parent and Purchaser have entered into a Commitment Letter dated May 25, 2000 with the Bank of America, N.A. related to the proposed new bank facility. The Commitment Letter provides for a $75 million fully secured senior credit facility with a term of three years, bearing interest at variable rates as specified in the Commitment Letter. The Commitment Letter permits Parent, if no event of default exists under the senior credit facility, to repay $10 million of the principal amount of the Subordinated Note immediately after the closing of the Merger. In addition, the Commitment Letter allows Parent, after December 31, 2000, if no event of default exists under the senior credit facility, to make specified prepayments on the Subordinated Note if specified performance targets are met.

11.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c), Purchaser shall not be required to pay for any Shares, may postpone the acceptance for payment of or payment for, tendered Shares, and may, in its sole discretion, extend, terminate or amend the Offer as to any Shares not then accepted for payment if the Minimum Tender Condition or the Antitrust Condition has not been satisfied or, on or after the date of the Merger Agreement before the time of payment for Shares and any of the following events shall occur:

     (a) there shall be instituted or pending by any governmental or regulatory authority or by any other person, any action or proceeding by or before any governmental or regulatory authority seeking to (A) restrain or prohibit the consummation of the Offer or the Merger, (B) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (C) impose any material limitations on the ability of Parent or Purchaser (or any of their affiliates) effectively to acquire or hold, or requiring Parent, Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any of the assets or the business of Parent, Purchaser or the Company and their affiliates or subsidiaries, (D) impose any material limitations on the ability of Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, (E) prohibit Parent or any of its subsidiaries from effectively controlling or operating in any material respect the business or operations of the Company or its subsidiary, (F) which is otherwise reasonably likely to have a Material Adverse Effect (as defined below) on Parent or the Company that, in the reasonable judgment of Subsidiary, has a reasonable probability of success or (G) obtain material damages that has a reasonable probability of success; or

     (b) there shall have been promulgated, enacted, entered, or enforced any law or order applicable to the Offer or the Merger, or any other action shall be taken by any governmental or regulatory authority that is reasonably likely, in the reasonable judgment of Purchaser, directly or indirectly, to result in any of the consequences referred to in subsection (a) above, or any governmental consents, orders, and approvals required for the consummation of the Offer or the Merger shall not have been obtained other than those governmental consents, orders or approvals which if not obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or

     (c) the Merger Agreement shall have been terminated in accordance with its terms; or

     (d) any of the representations or warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects on the Expiration Date (other than representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate in all material respects as of such date or with respect to such period) and the untruth or inaccuracy shall not have been cured after written notice thereof is given by Purchaser and prior to the expiration of the Offer, or the Company shall not have performed in any material respect any material obligation or agreement and complied in any material respect with any material covenant to be performed and complied with by it under the Merger Agreement, and the Company fails to cure such breach after written notice thereof is given by Purchaser, and prior to the Expiration Date; or

     (e) a Material Adverse Change (as defined below) shall have occurred with respect to the Company, which has not been cured prior to the Expiration Date; or

     (f) the Company's Board shall have withdrawn or modified, in any manner adverse to Parent and Purchaser, the approval or recommendation by the Company's Board of the Merger Agreement, the Offer or the Merger or approved or recommended any Takeover Proposal or shall have resolved to do any of the foregoing.

     As used herein: "Material Adverse Change" and "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the condition (financial or otherwise), business, total assets, total liabilities, results of operations, cash flow, or prospects of such party and its subsidiaries taken as a whole or to the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby, including the Offer and the Merger; provided that "Material Adverse Change" and "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of such person (or any of its subsidiaries) taken with the prior informed written consent of each of the other parties to the Merger Agreement in contemplation of the transactions contemplated thereby, (b) the effects of compliance with the Merger Agreement on the operating performance of such person, including expenses incurred by such person in connection with consummation of the transaction contemplated by the Merger Agreement, (c) changes, events or occurrences in the United States securities markets which are not specified to such person, (d) changes, events or occurrences in the world economy which are not specified to such person with respect to the Company, and (e) any adverse change in the price of the Company's Common Stock, as quoted on the Nasdaq Stock Market.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, except as provided in the Merger Agreement with respect to the Minimum Tender Condition and the Antitrust Condition. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

12.  LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that are material to the business of the Company and its subsidiaries, taken as a whole, and that would be adversely affected by Purchaser's acquisition of Shares as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state) or foreign governmental authority that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer as contemplated herein. There can be no assurance that any such approval or other action if needed, can be obtained without substantial conditions, or that adverse consequences would not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser would not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar
v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds: e.g.,10%, 33% or 50%) of a corporation incorporated in the state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. In BNS Inc. v. Koppers Co., the United State District Court for the District of Delaware upheld the constitutionality of Section 203 of the DGCL, finding that it did not impermissibly impede interstate commerce in violation of the Commerce Clause.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." In the Merger Agreement, the Company has represented that the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby are not subject to Section 203 of the DGCL. In addition, the Company has agreed that it shall take all reasonable steps necessary to exempt the Offer and Merger from Section 203 of the DGCL as well as the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the Offer and the transactions contemplated hereby, by action of the Company's Board or otherwise.

     The Company, through its subsidiary, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger.

     Antitrust. The Offer is subject to the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), which provide that specified acquisition transactions may not be consummated unless specified information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied.

     Parent intends, as soon as reasonably practicable, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by agreement.

     The FTC and the Antitrust Division frequently review the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Parent and Purchaser believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws.

13.  FEES AND EXPENSES.

     Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     The following is an estimate of fees and expenses to be incurred by Purchaser in connection with the Offer:

     SEC Filing Fee                               $  5,498
     Hart-Scott-Rodino Filing Fee                   45,000
     Information Agent Fees and Expenses
      (including mailing)                           19,000
     Depositary Fees and Expenses                   14,000
     Legal Fees                                    236,000
     Printing, Advertising and Miscellaneous        30,502
     Commitment Fee                                150,000
                                                  --------
                                                  $500,000
                                                  ========

     The Company will not pay any of the fees and expenses to be incurred by Purchaser in connection with the Offer.

14.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares other than the Company. Purchaser is not aware of any state where the making of the Offer or the tender of Shares and Rights in connection therewith is prohibited by administrative or judicial action or pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares and Rights pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state.

     Purchaser and Parent have filed with the SEC a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC (except that they will not be available at the regional offices of the SEC) in the manner set forth in Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstance, create any implication that there as been no change in the affairs of Purchaser, Parent or the Company since the date of this Offer to Purchase.


                                 HIGH ROAD ACQUISITION SUBSIDIARY CORP.



                                 By: /s/ William J. Liles, III
                                     -------------------------
                                     William J. Liles, III,
                                     President
June 2, 2000

                                  SCHEDULE I

                     INFORMATION CONCERNING THE DIRECTORS,
                      EXECUTIVE OFFICERS AND CONTROLLING
                     STOCKHOLDERS OF PARENT AND PURCHASER


1.   DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     Parent is the sole shareholder of Purchaser. Set forth below is the name, business address and telephone number, present principal occupation or employment and material occupation, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of Purchaser. Each person listed below is a United States citizen.


       Name and Current                          Present Principal Occupation or Employment;
       Business Address                       Material Positions Held During the Past Five Years
------------------------------   ----------------------------------------------------------------------------
William J. Liles, III            Chairman of the Board of Directors (3/99 to Present),
135 Riverview Drive              President and Chief Executive Officer (1998 to Present),
Richland, Mississippi  39218     Vice President - Sales and Marketing (1996-98), President - Rail
(601) 939-2545                   Services (1994-96) of the Company; director and President of Parent and
                                 Purchaser (5/00 to Present); Age 49.

Bernard J. Ebbers                President, Chief Executive Officer and a director of Worldcom, Inc.
Joshua Management LLC            since 1985; director of Parent and Purchaser (5/00 to Present); Age 58.
Box 701
Brookhaven, Mississippi  39602
(601) 833-9188

W. Mark Lewis                    Manager of Joshua Management LLC, the personal investment
Joshua Management LLC            management oversight company of Mr. Ebbers, since 1995; director and
Box 701                          Treasurer of Parent and Purchaser (5/00 to Present); Age 41.
Brookhaven, Mississippi  39602
(601) 833-9188

James Truett Bourne, Jr.         Employed by Joshua Management LLC since 1999; Mississippi College
Joshua Management LLC            MBA Program (1/97 - 5/98); Manager at Marriot Courtyards (1/96 -
Box 701                          12/97); director and Secretary of Parent and Purchaser (5/00 to Present);
Brookhaven, Mississippi  39602   Mr. Bourne is the son-in-law of Mr. Ebbers; Age 29.
(601) 833-9188

2.   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The directors and executive officers of Parent are the same as those of Purchaser.

3.   STOCK OWNERSHIP.

     Bernard J. Ebbers owns 65% of the outstanding shares of common stock of Parent. Mr. Ebbers is and has been the President and Chief Executive Officer of Worldcom, Inc., a Georgia corporation, for more than the past five years. Mr. Ebbers' principal business address is located at Joshua Management LLC, Box 701, Brookhaven, Mississippi 39602, and his telephone number is (601) 833-9188. Mr. Ebbers is a United States citizen. The Liles Family owns 35% of the outstanding shares of common stock of Parent.

                                  SCHEDULE II
                      INFORMATION CONCERNING TRANSACTIONS
                      IN THE COMMON STOCK OF THE COMPANY

     Parent has agreed to acquire the Liles Shares in connection with the closing of the Offer in exchange for equity interests in Parent. Otherwise, (1) there have been no purchases of the Company's common stock by Purchaser, Parent, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of any of the foregoing, or the directors and executive officers of Purchaser or Parent since January 1, 1998 (the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase), and (2) none of such persons beneficially owns any Shares.

     Except as described in this Schedule II, there were no transactions in the Company's common stock effected during the 60 days preceding the date of this Offer to Purchase by Parent, Purchaser or, to the best of their knowledge, any of the persons or entities referred to above.


                                 SCHEDULE III
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record pf stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described int eh foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisals rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section
     228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all stockholders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts states therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant ot subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand

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

for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98, eft. 7-1-98.)

                             _____________________


     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       THE DEPOSITARY FOR THE OFFER IS:

                       HARRIS TRUST COMPANY OF NEW YORK

                                  Facsimile:

                                 212-701-7636

                             Confirm by Telephone:

                                 212-701-7624

                BY MAIL:                      BY HAND/OVERNIGHT DELIVERY:

          Wall Street Station                       Receive Window
             P.O. Box 1023                        Wall Street Plaza
             New York, NY                           88 Pine Street
              10268-1023                              19th Floor
                                                     New York, NY
                                                        10005


     Questions and requests for assistance may be directed to the Information Agent at its telephone number and address listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed
Delivery may also be obtained from the Information Agent.   You may also contact
your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         [GEORGESON LOGO APPEARS HERE]



                          17 State Street, 10th Floor
                              New York, NY  10004
                 Banks and Brokers Call Collect (212) 440-9800
                   All Others Call Toll-Free (800) 223-2064

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